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                                                                Exhibit 1(A1)(d)


[PROVIDENT MUTUAL LOGO]
PROVIDENT MUTUAL BUILDING, 1600 MARKET STREET, P.O. BOX 7378, PHILADELPHIA, PA. 19101, (215) 636-5495 FAX (215) 636-5129


WILLIAM P. LOESCHE
COUNSEL AND ASSISTANT SECRETARY


                                  June 14, 1993


I hereby certify the following to be a true extract from the minutes of the Executive Committee meeting held June 7, 1993:

        "The Committee adopted resolutions, as filed with these minutes, related to the establishment of the Provident Mutual Variable Separate Account." (See Attachment)



                              /s/ W. Peter Loesche
                              ---------------------------------------
                              W. Peter Loesche, Assistant Secretary
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ESTABLISHMENT OF THE PROVIDENT MUTUAL VARIABLE SEPARATE ACCOUNT

      WHEREAS, on October 21, 1985 Provident Mutual Life Insurance Company of Philadelphia ("PMLIC") established the Provident Mutual Variable Growth Separate Account, the Provident Mutual Variable Money Market Separate Account, the Provident Mutual Variable Bond Separate Account, the Provident Mutual Variable Managed Separate Account and the Provident Mutual Variable Zero Coupon Bond Separate Account; and on February 21, 1989 PMLIC established the Provident Mutual Variable Aggressive Growth Separate Account; and on July 15, 1991 PMLIC established the Provident Mutual Variable International Separate Account; and

      WHEREAS, such Separate Accounts are registered with the Securities and Exchange Commission ("SEC") as a unit investment trust under the Investment Act of 1940; and

      WHEREAS, PMLIC desires to create an additional Separate Account for use in conjunction with certain variable life insurance policies (the "Policies") issued by PMLIC;

      NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of Provident Mutual Life Insurance Company of Philadelphia hereby establishes a separate account pursuant to the provisions of Section 406.2 of the Pennsylvania Insurance Code, designated the "PROVIDENT MUTUAL VARIABLE SEPARATE ACCOUNT" (the "Account");

      FURTHER RESOLVED, that the Account shall be divided into investment subaccounts, each of which will invest in shares of a designated mutual fund portfolio and to which net premiums under the Policies shall be allocated in accordance with instructions received from owners of such Policies;

      FURTHER RESOLVED, that the following investment subaccounts be established: the FIDELITY GROWTH SUBACCOUNT, the FIDELITY EQUITY-INCOME SUBACCOUNT, the FIDELITY ASSET MANAGER SUBACCOUNT, the FIDELITY INDEX 500 SUBACCOUNT, the NEUBERGER & BERMAN GROWTH SUBACCOUNT and the NEUBERGER & BERMAN BALANCED SUBACCOUNT;

      FURTHER RESOLVED, that the Board of Directors expressly reserves the right to add or remove any investment subaccount of the Account or substitute a designated mutual fund portfolio for another as it may hereafter deem necessary or appropriate;

      FURTHER RESOLVED, that that portion of the assets of the Account equal to the reserves and other contract liabilities with respect to such Account shall not be chargeable with liabilities arising out of any other business PMLIC may conduct; and

      FURTHER RESOLVED, that the income, gains and losses, realized or unrealized, from assets allocated to the Account shall, in accordance with the Policies, be credited to or charged against such Account without regard to other income, gains or losses of PMLIC; and